SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2005

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Greenway Plaza, Suite 2700
Houston, Texas 77046-0504
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets

On September 27, 2005, Pogo Producing Company (the “Company”) completed the acquisition of Northrock Resources Ltd. (“Northrock”), a Canadian company and an indirect wholly owned subsidiary of Unocal Corporation (“Unocal”), for approximately $1.7 billion.  Pogo Canada, ULC, a Canadian company and wholly owned subsidiary of the Company, purchased all of the outstanding shares of Northrock pursuant to a share purchase agreement that was entered into on July 8, 2005 with Unocal and certain of its affiliates.  The purchase price of Northrock was funded using available cash on hand, the net proceeds from the Company’s offering of senior subordinated notes (described below) and additional borrowings under the credit facility (described below).  Pending application to the Northrock purchase price, the net proceeds from the notes offering were used to temporarily reduce indebtedness under the credit facility.  The purchase price of approximately $1.7 billion reflects a reduction in the $1.8 billion purchase price stated in the stock purchase agreement to adjust for specified items provided for in the agreement.

As of June 30, 2005, Northrock owned 604,219 MMcfe of estimated proven reserves on approximately 300,000 net acres, plus approximately 1.1 million net acres of undeveloped leasehold.  Northrock’s exploitation and development activities are concentrated in Saskatchewan and Alberta with key exploration plays in Canada’s Northwest Territories, British Columbia and the Alberta Foothills.

A copy of the press release announcing completion of the acquisition is furnished herewith as Exhibit 99.2.

Item 1.01     Entry into a Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Senior Subordinated Indenture and Notes

On September 23, 2005, the Company issued and sold $500 million aggregate principal amount of 6.875% Senior Subordinated Notes due 2017 (the “Notes”).  The Notes were issued in a private placement pursuant to an Indenture, dated as of September 23, 2005, between the Company and The Bank of New York Trust Company, N.A., as trustee.

The Notes are unsecured senior subordinated obligations of the Company, rank equally in right of payment with the Company’s existing and future senior subordinated indebtedness, and are subordinated in right of payment to the Company’s obligations under its revolving credit facility and any of the Company’s existing and future senior indebtedness.

The Company will pay interest on the Notes on April 1 and October 1 of each year, beginning on April 1, 2006.  The Notes mature on October 1, 2017.  There is no sinking fund for the Notes.

Prior to October 1, 2008, the Company may redeem up to 35% of the aggregate original principal amount of the Notes issued at a redemption price of 106.875% of the principal amount of the Notes, plus accrued and unpaid interest, from the net proceeds of specified equity offerings.  Prior to October 1, 2010, the Company may redeem Notes in whole or in part at a redemption price that includes a make-whole premium and accrued and unpaid interest to the date of redemption.  On or after October 1, 2010, the Company may redeem all or a portion of the Notes at a redemption price of 103.438% of the principal amount and decreasing percentages thereafter, plus accrued and unpaid interest to the date of redemption.  If the Company experiences a change of control (as defined in the indenture governing the Notes), subject to certain exceptions, the Company must give holders of the Notes the opportunity to sell to the Company their Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase.

The Company and its restricted subsidiaries are subject to certain negative covenants under the indenture governing the Notes.  The indenture governing the Notes limits the Company’s and its restricted subsidiaries’ ability to, among other things:

•      incur additional indebtedness;

•      pay dividends or make other distributions on stock, repurchase stock or redeem subordinated obligations;

•      make investments;

•      create liens on assets;

•      sell assets or sell capital stock of the Company’s subsidiaries;

•      enter into agreements that restrict the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company or its restricted subsidiaries;

•      merger or consolidate; and

•      enter into transactions with affiliates.

The indenture governing the Notes also contains customary events of default.  Under the indenture, events of default include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal on the Notes at maturity, upon redemption pursuant to the provision of the Notes, upon required repurchase and upon declaration or otherwise; (iii) failure by the Company to comply with other agreements in the indenture or the Notes, in certain cases subject to notice and lapse of time; (iv) certain defaults or accelerations on other indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $25 million, provided that such acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration; (v) certain events of bankruptcy or insolvency with respect to the Company or significant subsidiaries; (vi) certain defaults with respect to subsidiary guarantees; and (vii) certain failures to pay judgments in excess of $25 million.  Upon the occurrence of certain events of default, the trustee or the holders of the Notes may declare all outstanding Notes to be due and payable immediately.

Pursuant to a registration rights agreement with the initial purchasers of the Notes dated September 23, 2005 (the “Registration Rights Agreement”), the Company has agreed to file and use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for other notes issued by the Company that are registered with the Securities and Exchange Commission and that have substantially identical terms as the Notes.  If the Company is not able to effect the exchange offer, the Company will use its reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the Notes.  The Company is obligated to pay additional interest on the Notes if it does not satisfy certain of its obligations under the Registration Rights Agreement within the time periods specified therein.

A copy of the indenture governing the Notes and the Registration Rights Agreement relating to the Notes are attached hereto as Exhibit 4.1 and 4.2, respectively, and are incorporated herein by this reference.

Credit Facility Amendment

Effective upon the consummation of the Northrock acquisition, the Company entered into an amendment to its credit facility to provide for $250 million in increased borrowing capacity and to make other changes relating to its acquisition of Northrock.  The credit facility, as amended, provides for unsecured revolving credit borrowings up to a maximum principal amount of $1 billion at any one time outstanding, with borrowings not to exceed a borrowing base determined at least semiannually using the administrative agent’s usual and customary criteria for oil and gas reserve valuation, adjusted for incurrences of other indebtedness since the last redetermination of the borrowing base.

A copy of the amendment to the credit facility is attached hereto as Exhibit 4.3 and is incorporated herein by this reference.

The Company borrowed $508 million under the revolving credit facility to fund a portion of the purchase price of Northrock.  As of the date hereof, the Company had $509 million of outstanding borrowings under its revolving credit facility.

Item 8.01     Other Events.

Hurricanes Katrina and Rita Update

On August 29, 2005, after passing through the Gulf of Mexico, Hurricane Katrina made landfall near New Orleans, Louisiana and caused one of the worst natural disasters in U.S. history.  On September 24, 2005, Hurricane Rita, one of the strongest measured hurricanes to have entered the Gulf of Mexico, made landfall between Sabine Pass, Texas and Johnson’s Bayou, Louisiana.

As of September 29, 2005, approximately 18,000 barrels of oil and 35 million cubic feet of natural gas of the Company’s net daily production were shut-in as a result of the storms, representing substantially all of the Company’s Gulf of Mexico production.  Based on inspections to date, only one Company-operated platform, located in Main Pass Block 123, appears to have sustained major damage.  These inspections are ongoing.  Significant damage to platforms and pipelines operated by others has also occurred, including facilities that are located in Viosca Knoll Block 823, Eugene Island Block 330, and South Marsh Island Block 128.   Also, damage to processing plants and other onshore infrastructure operated by others will likely delay some or all of the Company’s shut-in production from coming back “on-line.” The full extent of damage from the hurricanes to the Company’s facilities and to those owned by others is not yet known and may be substantial.

The Company maintains business interruption insurance on some of its blocks in the Gulf of Mexico.  Coverage commences 60 days after the blocks are shut-in and will continue for a period of one year unless the production is fully restored earlier.  The daily indemnity amount the Company expects to be paid is approximately $800,000, which will be reduced as production is partially restored.

Item 9.01     Financial Statements and Exhibits

(a)           Financial statements of businesses acquired.

The audited consolidated financial statements of Northrock for the years ended December 31, 2004, 2003 and 2002 and the unaudited interim consolidated financial statements of Northrock for the six months ended June 30, 2005 and 2004 are filed as Exhibits 99.1 and 99.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2005 and are incorporated herein by this reference.

(b)           Pro forma financial information.

The pro forma financial information with respect to the Northrock acquisition is filed as Exhibit 99.1 to this report and is incorporated herein by this reference.

(c)           Exhibits.

Exhibit 99.2 is furnished herewith; the other exhibits listed below are filed herewith.

Exhibit Number	Description

2.1

Share Purchase Agreement dated July 8, 2005 among Unocal Canada Limited, Unocal Canada Alberta Hub Limited, Unocal Corporation, Pogo Canada, ULC and Pogo Producing Company (a copy of any omitted schedule will be furnished supplementally to the Commission upon request) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed July 12, 2005, File No. 1-7792)

4.1	Indenture dated as of September 23, 2005 between Pogo Producing Company and The Bank of New York Trust Company, N.A.
4.2	Registration Rights Agreement dated as of September 23, 2005 among Pogo Producing Company and the initial purchasers named therein.
4.3

First Amendment to Credit Agreement, dated as of August 31, 2005 but effective as of September 27, 2005, among Pogo Producing Company, the various financial institutions which are or may become parties to the Credit Agreement, as amended thereby (collectively, the “Lenders”), Bank of Montreal, as administrative agent for the Lenders, Bank of America, N.A., Toronto Dominion (Texas) LLC and BNP Paribas, as Co-Syndication Agents for the Lenders, Wachovia Bank, National Association, as Documentation Agent for the Lenders, and Citibank, N.A. and The Bank of Nova Scotia, as managing agents for the Lenders.

99.1	Unaudited Pro Forma Condensed Combined Financial Information of Pogo Producing Company and Subsidiaries as of and for the six months ended June 30, 2005 and for the year ended December 31, 2004.
99.2	Press Release dated September 27, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: September 29, 2005	By:	/s/ James P. Ulm, II
James P. Ulm, II
Senior Vice President and Chief
Financial Officer